Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 12, 2020, by and between PASSUR AEROSPACE, INC., a New York corporation (the Company”), and Brian Cook, an individual residing at 840 St. Johns Ave., Green Cove Springs, Florida 32043 (“Executive”).  The Company and Executive are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”).

RECITALS:

WHEREAS, the Company provides predictive analytics and decision support technology for the aviation industry (the “Business”); and

WHEREAS, the Company desires to employ Executive as the Chief Executive Officer (“CEO”) of the Company, and Executive desires to be employed as the CEO of the Company, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the Parties agree as follows, subject to the terms and conditions set forth herein:

Section 1. Employment and Term.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, as the CEO of the Company, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on February 12, 2020 (the “Effective Date”) and continuing until February 12, 2022 (the “Term”), unless Executive’s employment with the Company is terminated prior to the expiration of the Term pursuant to the terms and conditions contained herein.  Executive’s period of employment with the Company pursuant to this Agreement shall hereinafter be referred to as (the “Employment Period”).

Section 2. Board Membership.  During the Employment Period, in addition to his position of CEO, the Board of Directors of the Company (the “Board”) shall recommend and nominate Executive for re-election to the Board, consistent with Board practices, as and when Executive’s then current term of service as a director of the Company would otherwise expire.  Executive hereby agrees to continue to serve as a director of the Company during the Employment Period, without additional compensation.

Section 3. Duties and Responsibilities.  During the Employment Period, Executive shall serve the Company faithfully and to the best of his ability, shall devote his full time, attention, skill and efforts to the performance of his duties and responsibilities under this Agreement, and shall use his reasonable best efforts to promote the interests of the Company.  In his position, Executive shall perform such duties and responsibilities as are required by or appropriate for the position of CEO of the Company, as reasonably and lawfully directed by the Board, or such duties and responsibilities as may be assigned to him from time to time by the Board.  Executive shall report to the Chairman of the Board, and all other executive officers and all consultants of the Company shall report to Executive.  Each of the Company and Executive hereby acknowledges that Executive resides in Jacksonville, Florida, and shall travel to the Company’s locations as required to perform his duties and responsibilities as CEO and otherwise as may be necessary or appropriate in connection with his role at the Company.

Section 4. Conduct.  Executive shall abide by all Company policies and shall comply, at all times, with all laws, rules and regulations applicable to Executive, promulgated by any agency, commission or other body having regulatory or other authority over the Company or the Business.

Section 5. Other Business Activities.  Except with the prior approval of the Board, Executive shall not engage, directly or indirectly, during the Term, in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity, in each case, so long as such activities do not significantly interfere with or significantly detract from the performance of Executive’s duties and responsibilities to the Company in accordance with this Agreement.

Section 6. Compensation.

(a) Base Salary.  During the Term, the Company shall pay Executive a base salary at the annual rate of Three Hundred and Twenty-Five Thousand Dollars ($325,000) (the “Base Salary”).  The Base Salary may be adjusted by the Board from time to time, but in no event shall the Base Salary be reduced to be less than Three Hundred and Twenty-Five Thousand Dollars ($325,000). The Base Salary shall be payable in installments in accordance with the Company’s standard payroll practices, but no less frequently than monthly, subject to applicable withholding and other taxes.  In addition, the Company shall pay Executive a one-time sign-on cash bonus of Ten Thousand Dollars ($10,000), which shall be payable together with the first installment of the Base Salary, subject to applicable withholding and other taxes.

(b) Annual Bonus.  During the Term, Executive shall be eligible for an annual cash bonus (the “Annual Bonus”), as determined at the discretion of the Board.  The Board shall determine the level of the Annual Bonus, if any, based upon performance criteria established by the Board from time to time.

(c) Options.  As soon as practicable after the Effective Date, the Company shall grant Executive an award of options to purchase up to 500,000 shares of common stock of the Company (the “Options”).  The Options shall be granted pursuant to the PASSUR Aerospace, Inc. 2019 Stock Incentive Plan (the “Plan”) and shall be subject to the terms and conditions set forth herein and in a stock option agreement to be entered into by the Company and Executive with respect to the Options (the “Option Agreement”).  The Options shall vest in equal installments of 100,000 Options each on each of the first, second, third, fourth and fifth anniversaries of the date of grant, subject to the vesting conditions set forth herein and in the Option Agreement, and shall have the following exercise price per share:

(i) 100,000 Options shall have an exercise price equal to the closing price per share of the common stock of the Company, as reported on the OTC Markets on the date of grant;

(ii) 100,000 Options shall have an exercise price equal to $2.00 per share;

(iii) 100,000 Options shall have an exercise price equal to $2.50 per share;

(iv) 100,000 Options shall have an exercise price equal to $3.00 per share; and

(v) the remaining 100,000 Options shall have an exercise price equal to $3.50 per share.

(d) Taxes and Withholding.  Notwithstanding anything to the contrary in this Agreement, all payments required to be made by the Company hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

(e) Benefits.  During the Employment Period, Executive may participate in such benefits provided by the Company to its employees, on such terms and conditions and subject to such qualifications and standards as may be required by the Company, any benefit plan and applicable law.  Executive hereby acknowledges that no assurance is given that the present benefits will be maintained, and the Company reserves the right to reduce or eliminate any such benefits at any time.  Notwithstanding the foregoing, during the Employment Period, (i) Executive shall be entitled to such vacation time as agreed upon between Executive and the Chairman of the Board, (ii) Executive (and his eligible dependents) shall be entitled to participate in any health insurance plan or program made generally available to executives of the Company, subject to the general eligibility and participation provisions set forth in the applicable plan or program, (iii) the Company shall provide Executive with a life insurance policy providing coverage in the amount of $650,000 and (iv) the Company shall provide Executive with a long-term disability insurance policy providing for aggregate benefits in an amount equal to 100 percent (100%) of the Base Salary; provided that Executive shall assist the Company in the procurement of such policies (including, without limitation, submitting to any required physical examinations and completing accurately any applicable applications and/or questionnaires).

(g) Reimbursement of Business Expenses.  Executive shall be reimbursed for travel, food, lodging and miscellaneous expenses reasonably incurred by him during the Employment Period in connection with performing services for the Company, provided that such expenses are reasonable, documented, and submitted to the Company and approved by the Chairman of the Board in accordance with the travel and expense reimbursement policies of the Company.

Section 7. Confidential Information.

(a) Executive hereby recognizes and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is a valuable and unique asset of the Company.  As a result, at any time, whether during the Employment Period or thereafter, Executive (i) shall treat all Confidential Information as strictly confidential, (ii) without the prior written consent of the Company, shall not, directly or indirectly, (A) divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information obtained by Executive in the course of his employment with the Company or (B) disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of Company, and (iii) shall take all reasonable steps to safeguard the Confidential Information and to protect the Confidential Information against disclosure, misuse, loss or theft.

(b) In the event Executive is required by legal or regulatory process to disclose the Confidential Information, Executive shall provide to the Company prompt written notice of such required disclosure, to the extent legally permissible, so that the Company may seek a protective order or other appropriate remedy, and Executive shall provide reasonable cooperation therewith.  Whether such protective order or other remedy is obtained, Executive shall disclose only that part of the Confidential Information that is legally required to be disclosed.

(c) As used in this Agreement, the term “Confidential Information” shall mean (i) any proprietary, business or technical information or trade secrets of the Company or any of its subsidiaries or affiliates or (ii) any other information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors; provided, however, that “Confidential Information” shall not include (A) information that was developed by Executive prior to the commencement of his employment with the Company or (B) information that is readily available to the general public, so long as such information did not become available to the general public as a direct or indirect result of Executive’s breach of this Section 7.

Section 8. Return of Documents.  Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, promptly upon the termination of Executive’s employment or at any time as requested by the Company.

Section 9. Restrictive Covenants.

(a) Non-Competition.  During the Employment Period and for twelve (12) months following the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive agrees that he shall not, directly or indirectly, take any of the following actions:

(i) engage in or own any business, venture or enterprise, or invest or otherwise acquire an interest (as a stockholder, partner, member, co-venturer, lender, director, officer, manager, employee, agent, consultant, advisor or otherwise) in, or manage or control, the business of any person, firm, corporation, association, or other entity (other than the Company and its affiliates), in each case, where such business, venture or enterprise (or any portion thereof) is, directly in competition or competitive with the Business;

(ii) solicit, call on, transact or engage in any direct business activity with any person or entity that is a customer, or was a customer, of the Company during the Employment Period and/or twelve (12) months thereafter, for any purpose competitive with the Business; or

(iii) solicit, call on, transact or engage in any direct business activity with any person who is an employee of any entity that is a customer, or was a customer, of the Company during the Employment Period and/or twelve (12) months thereafter, for a purpose competitive with the Business.

(b) Non-Solicitation.  During the Restricted Period, Executive agrees that he shall not, without written consent of the Company, directly or indirectly, (i) contact, approach or solicit (other than, so long as Executive continues to be employed by the Company and makes such contact, approach or solicitation solely on behalf of the Company) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or actually hire, any person who is or has been employed or retained in the operation of the Business during the period commencing twelve (12) months prior to the date of such hiring or offering of employment, or (ii) induce, interfere with or solicit any person that is a current or former customer, supplier or other business relation of the Company to terminate its relationship or otherwise cease doing business (in whole or in part) or reduce the amount of business with the Company.

(c) Mutual Non-Disparagement.  Executive agrees not to disparage the Company or its past and present shareholders, officers, directors or employees and the company agrees not to disparage the Executive.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from (i) voluntarily communicating with any government agency, including the Securities and Exchange Commission (“SEC”), or any self-regulatory organization regarding possible violations of law, in each case, without advance notice to the Company, or (ii) recovering an SEC whistleblower award, as provided under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d) Acknowledgements.  Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 9 shall be independent of any obligation owed to Executive by the Company (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise, (ii) no claim against the Company by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company or its affiliates of the restrictions in this Section 9, (iii) the time limitations and the geographic scope on the restrictions in this Section 9 are reasonable, (iv) the restrictions imposed under this Section 9 are reasonably necessary for the protection of the Company and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Executive shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 9, and (vi) that the provisions of this Section 9 provide a reasonable way of protecting the Company’s business value.  If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(e) Extension of Time.  In the event that Executive breaches any covenant, obligation or duty in this Section 9, any such duty, obligation, or covenants to which the Parties agreed by this Section 9 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.  The duration and length of Executive’s duties and obligations as agreed by this Section 9 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(f) Legal and Equitable Remedies.  Upon any material breach by Executive of any of the provisions of Sections 7, 8 and 9 (whether such breach occurs during the Employment Period or after the termination of Executive’s employment), Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive (whether during the Employment Period or after the termination of Executive’s employment for any reason) pursuant to this Agreement (other than the Accrued Obligations).  In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 7, 8 and 9, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under Sections 7, 8 and 9.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 7, 8 and 9, and that such relief may be granted without the necessity of proving actual damages, and without bond.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 7, 8 AND 9 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF SECTIONS 7, 8 AND 9 BY EXECUTIVE, COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO COMPANY.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

Section 10. Termination.

(a) Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Cause” shall mean any one or more of the following circumstances: (A) the continued failure by Executive to substantially perform his duties and responsibilities to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties, which is not cured within thirty (30) days after written notice of such failure has been given to Executive by the Company; (B) the willful failure by Executive to comply with any material written employee workplace policy of the Company, including policies relating to sexual harassment and/or hostile work environment; (C) any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company, or any other misconduct that is materially injurious to the Company, monetarily or otherwise; or (D) Executive’s commission of any felony under the laws of the United States or any state thereof or any crime involving dishonesty in respect of the business or affairs of the Company.

(ii) “Disability” shall occur if Executive, due to physical or mental illness or incapacity, is unable to perform substantially his duties hereunder with or without accommodation, as determined in the sole discretion of the Board, for a period of ninety (90) or more days in any twelve (12) consecutive month period.

(iii) “Termination Date” shall mean the date as of which the termination of Executive’s employment becomes effective in accordance with this Agreement.

(b) Termination.  This Agreement shall expire, and Executive’s employment hereunder shall terminate, at the end of the Term, unless extended upon mutual agreement of the Parties.  Prior to the end of the Term, Executive’s employment hereunder may be terminated as provided in this Section 10.

(c) Termination by the Company.  The Company may terminate Executive’s employment hereunder at any time, with or without Cause, for any reason or for no reason at all, upon thirty (30) days’ prior written notice.

(d) Termination upon Death or Disability.

(i) Death.  If Executive dies during the Term, this Agreement shall immediately terminate.

(ii) Disability.  The Company may terminate Executive’s employment hereunder for Disability, upon thirty (30) days’ prior written notice to Executive.

(e) Termination by Executive.  Executive may terminate this Agreement at any time, upon ninety (90) days’ prior written notice to the Company.

(f) Termination of All Positions.  Upon termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall have been deemed to resign, as of the applicable Termination Date or such other date requested by the Company, from his position as a member of the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other affiliates of the Company) and from all other positions and offices that Executive then holds with the Company and its affiliates.

Section 11. Compensation upon Termination.

(a) Accrued Obligations.  If Executive’s employment is terminated during the Term for any reason, the Company shall pay or provide the following accrued amounts (the “Accrued Obligations”) to Executive (or to Executive’s estate, in the case of a termination due to death):

(i) all accrued but unpaid Base Salary through the Termination Date;

(ii) any earned but unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date;

(iii) any accrued but unpaid benefits provided under the Company’s employee benefit programs or plans (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms and conditions of such programs or plans;

(iv) any unpaid or unreimbursed expenses incurred during the Employment Period in accordance with Company policy; and

(v) rights to indemnification by virtue of Executive’s position as an officer or director of the Company and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b) Compensation upon Termination Due to Death or Disability.  Upon a termination of Executive’s employment by reason of death or Disability before the expiration of the Term, Executive (or the representative of his estate) shall be entitled to receive the following payments and benefits:

(i) the Accrued Obligations, which shall be payable at the time that such amount would otherwise have been payable to Executive but for such termination of employment; and

(ii) (A) all of Executive’s then outstanding Options that are fully vested as of the Termination Date shall remain exercisable for ninety (90) days after the Termination Date, and (B) all of Executive’s then outstanding Options that remain unvested as of the Termination Date shall be automatically cancelled and forfeited, effective as of the Termination Date, without payment of any consideration therefor.

(c) Compensation upon Termination Without Cause.  In the event that Executive’s employment is terminated by the Company before the expiration of the Term other than for Cause or Disability, Executive shall be entitled to receive the following payments and benefits:

(i) the Accrued Obligations, which shall be payable at the time that such amount would otherwise have been payable to Executive but for such termination of employment;

(ii) a cash severance benefit equal to the total Base Salary that would have been payable to Executive but for such termination of employment, during the period of twelve (12) months following the Termination Date (the “Severance Period”), which severance benefit shall be payable during the Severance Period in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Termination Date occurs;

(iii) without prejudice to Executive’s rights to continuation of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), subject to Executive’s continued co-payment of premiums, continued participation during the Severance Period in all welfare benefit plans that cover Executive (and his eligible dependents), upon the same terms and conditions as in effect for active employees of the Company (except for the requirements of Executive’s continued employment with the Company), to the extent that such benefits are available to former employees of the Company under the terms of the applicable benefit plan or program; provided, however, that if during the Severance Period Executive obtains other employment that offers comparable benefits as to any particular welfare benefit plan or program, the coverage by the Company for such welfare plan or program under this Section 11(c)(iii) shall be reduced or eliminated, as the case may be, by such comparable subsequent employer benefits; and

(iv) (A) if less than 200,000 Options have vested prior to the Termination Date, then the number of Executive’s then outstanding Options that remain unvested as of the Termination Date equal to (x) 200,000 minus (y) the number of Options that have vested prior to the Termination Date shall immediately become fully vested and exercisable, effective as of the Termination Date, (B) all of Executive’s then outstanding Options that have vested prior to the Termination Date and those Options that become vested pursuant to clause (A) of this Section 12(a)(iv) shall remain exercisable for ninety (90) days after the Termination Date and (C) all of Executive’s then outstanding Options that have not vested prior to the Termination Date or become vested pursuant to clause (A) of this Section 12(a)(iv) shall be automatically cancelled and forfeited, effective as of the Termination Date, without payment of any consideration therefor.

(d) Compensation upon Termination for Cause or Resignation.  In the event that Executive’s employment is terminated (i) by the Company for Cause, whether before or after the expiration of the Term, or (ii) by Executive for any reason before the expiration of the Term, Executive shall only be entitled to receive the Accrued Obligations, which shall be payable at the time that such amount would otherwise have been payable to Executive but for such termination of employment.  All of Executive’s then outstanding Options, whether vested or unvested, shall be automatically cancelled and forfeited, effective as of the Termination Date, without payment of any consideration therefor.

(e) Compensation upon Termination After the Term.  Subject to the provisions of Section 12, in the event that Executive’s employment is terminated at any time after the expiration of the Term (assuming Executive’s employment has not been terminated prior to such date) (i) by the Company for any reason other than for Cause or (ii) by Executive for any reason, Executive shall be entitled to receive the following payments and benefits:

(i) the Accrued Obligations, which shall be payable at the time that such amount would otherwise have been payable to Executive but for such termination of employment; and

(ii) (A) all of Executive’s then outstanding Options that are fully vested as of the Termination Date shall remain exercisable for ninety (90) days after the Termination Date, and (B) all of Executive’s then outstanding Options that remain unvested as of the Termination Date shall be automatically cancelled and forfeited, effective as of the Termination Date, without payment of any consideration therefor.

(f) Conditions to Receiving Severance Benefits.  Executive’s right to receive any amounts payable to Executive (for the avoidance of doubt, including the vesting of any Options) under this Section 11 in connection with the termination of Executive’s employment for any reason (whether during or after the expiration of the Term) shall be contingent upon and subject to (i) Executive’s compliance with the covenants contained or referenced in Sections 7, 8 and 9 and the release requirement of Section 14 and (ii) the provisions of Sections 9(f) and 15(h).

(e) No Additional Payments.  Notwithstanding anything to the contrary in this Agreement, Executive hereby acknowledges and agrees that in the event of the termination of his employment hereunder, Executive shall be entitled only to such payments as specified in this Section 11 with respect to the circumstances of such termination of employment and shall not be entitled to any other payments, compensation or benefits by way of damages or claims of any nature, whether under this Agreement or under any other agreements between Executive and the Company, and whether the Company may otherwise make such payments, compensation or benefits available to its other employees by written policy or custom.

Section 12. Change in Control.

(a) In the event that Executive’s employment is terminated by the Company other than for Cause or Disability within six (6) months following a Change in Control, Executive shall be entitled to receive the following payments and benefits:

(i) the Accrued Obligations, which shall be payable at the time that such amount would otherwise have been payable to Executive but for such termination of employment;

(ii) a cash severance benefit equal to the Base Salary immediately prior to the Termination Date, which severance benefit shall be payable during the twelve (12) month period immediately following the Termination Date, in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Termination Date occurs;

(iii) without prejudice to Executive’s rights to continuation of benefits under COBRA, subject to Executive’s continued co-payment of premiums, continued participation during the twelve (12) month period immediately following the Termination Date in all welfare benefit plans that cover Executive (and his eligible dependents), upon the same terms and conditions as in effect for active employees of the Company (except for the requirements of Executive’s continued employment with the Company), to the extent that such benefits are available to former employees of the Company under the terms of the applicable benefit plan or program; provided, however, that if during such twelve (12) month period Executive obtains other employment that offers comparable benefits as to any particular welfare benefit plan or program, the coverage by the Company for such welfare plan or program under this Section 12(a)(iii) shall be reduced or eliminated, as the case may be, by such comparable subsequent employer benefits; and

(iv) the vesting of all of Executive’s then outstanding unvested Options shall be accelerated, and all such unvested Options shall immediately become fully vested and exercisable, effective as of the Termination Date (it being understood that all of Executive’s then vested Options and those Options that become vested in accordance with this Section 12(a)(iv) shall remain exercisable for ninety (90) days after the Termination Date.

(b) As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Change in Control” shall mean that any of the following events has occurred during the Employment Period:

(A) any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its subsidiaries or any director or officer of the Company, as determined immediately prior to such date) has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board, unless such person has purchased or acquired 80% or more of such securities directly from the Company;

(B) a majority of the members of the Board shall consist of persons other than Current Directors;

(C) consummation of a merger or consolidation of the Company with another corporation where the Company is not the surviving entity and where (1) the shareholders of the Company, immediately prior to the merger or consolidation, (x) do not exchange their shares of the Company for new company stock pursuant to the merger or consolidation or (y) would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or (2) (x) the members of the Board, immediately prior to the merger or consolidation or (y) the Current Directors would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger; or

(D) consummation of an agreement providing for the sale or disposition of all or substantially all of the assets of the Company.

(ii) “Current Director” shall mean (i) any member of the Board on the effective date of the Plan (ii) any member of the Board whose nomination or election to the Board has been approved by a majority of the directors described in clause (i) above then serving on the Board or (iii) any member of the Board whose nomination or election to the Board has been approved by a majority of the directors described in clauses (i) or (ii) above then serving on the Board.

(c) Executive’s right to receive any amounts payable to Executive under this Section 12 shall be contingent upon and subject to (i) Executive’s compliance with the covenants contained or referenced in Sections 7, 8 and 9 and the release requirement of Section 14 and (ii) the provisions of Sections 9(f) and 15(h).

(d) Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payment (including a tax gross-up) in respect of any taxes that Executive may owe pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event that any Change in Control benefits or other benefits otherwise payable to Executive hereunder (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12(d), would be subject to the excise tax imposed by Section 4999 of the Code, then such Change in Control benefits and other benefits hereunder shall be either (A) delivered in full or (y) delivered to such lesser extent that would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or a portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12(d) shall be made in writing by independent public accountants mutually selected by the Company and Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 12(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company and Executive shall share equally all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12(d).  Any reduction in payments or benefits required by this Section 12(d) shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.  If two or more equity awards are granted on the same date, each such award shall be reduced on a pro-rata basis.

Section 13. Intellectual Property.  Executive hereby agrees that (a) any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to the Company’s patent portfolios or any other intellectual property owned by the Company or its affiliates, whether or not patentable or copyrightable, that are made, developed, created, contributed to, reduced to practice, or conceived by Executive, whether solely or jointly with others, in connection with Executive’s employment with the Company (collectively, the “Intellectual Property”) shall be and remain the exclusive property of the Company and, to the extent applicable, a “work made for hire,” and (b) the Company shall own all rights, title and interests thereto, including all rights under copyright, patent, trademark, statutory, common law and/or otherwise.  By his execution of this Agreement, Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any Intellectual Property.  Executive hereby further agrees to take all such steps and all further action as the Company may reasonably request to effectuate the foregoing, including the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns.

Section 14.  Release.  Notwithstanding anything to the contrary in this Agreement, all benefits and payments that may become payable to Executive pursuant to Section 11 or Section 12 (other than the Accrued Obligations) are conditioned on Executive, or the representative of his estate, as applicable, executing and delivering to the Company a release of claims and covenant not to sue, in form attached hereto as Exhibit A (the “Release”), and the period provided in such Release having expired without Executive exercising his right to revoke, not later than sixty (60) days after the Termination Date (subject to Section 15(h)(iv)), and if Executive fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Executive shall have no right to any such payment or benefit.

Section 15. Miscellaneous Provisions.

(a) Notice.  Any notice hereunder by either Party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by any national overnight delivery service, addressed, as the case may be, to Executive at the address shown on the Company’s personnel records, or to the Company at the address set forth below, or at such other address designated by notice in the manner provided in this Section 15(a).  Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or one business day if sent by national overnight delivery service:

PASSUR Aerospace, Inc.
One Landmark Square, Suite 1900
Stamford, CT 06901
Attention:  Chairman of the Board

(b) Entire Agreement.  This Agreement contains the entire agreement and understanding of the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the Parties hereto, whether oral or in writing, pertaining to the subject matter hereof.

(c) Amendments; Waivers.  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the Parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies hereunder shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

(d) Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereunder.

(e) Arbitration.  Except with respect to any claim that seeks injunctive or other equitable relief in aid of arbitration pursuant to Section 9(f), any disputes arising from, under or in connection with this Agreement shall be resolved by arbitration, to be held in the City of New York, State of New York in accordance with the rules and procedures of the American Arbitration Association then in effect.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The prevailing party in any dispute will be entitled to recover all attorney fess + costs from the other party.
(f) Interpretation.  When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated.  The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”.  The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

(g) Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(h) Section 409A of the Code.  To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”).  This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax, interest and penalties that may apply under Section 409A if exemption or compliance is not practicable.  In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i) To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii) If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” (as defined in Section 409A), payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to Section 15(h)(iii)) below, or the date of Executive’s death.

(iii) If Executive is a “specified employee” (as defined in Section 409A) on the date he incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to Section 15(h)(ii), shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv) If the sixty (60) day period described in Section 14 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v) Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi) The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(i) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j) Binding Effect; Successors and Assigns.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.  This Agreement is personal to Executive and shall not be assignable by Executive without the prior written consent of the Company other than by will or the laws of descent and distribution.

(k) Advice of Counsel.  Prior to execution of this Agreement, Executive was advised by the Company of his right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement.  Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.

(l) Survival.  The provisions of Sections 9, 11, 12, 13 and 14 shall survive any termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company: PASSUR AEROSPACE, INC.
By: /s/ G.S. Beckwith Gilbert
Name: G.S. Beckwith Gilbert Title: Chairman of the Board

Executive: BRIAN COOK
/s/ Brian Cook

Exhibit A
FORM OF RELEASE

Reference is made to that certain Employment Agreement, dated as of February 12, 2020 (the “Agreement”), by and between PASSUR AEROSPACE, INC., a New York corporation (the “Company”), and Brian Cook (“Executive”). Capitalized terms used in this Release and not defined herein shall have the respective meaning assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described therein, Executive hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates and related companies, and all of their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Executive, from the beginning of time until the Termination Date.  Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Executive against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of 1974, and including all amendments thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (i) any claim or right that may first arise after the Termination Date; (ii) any right to payments or benefits pursuant to the Agreement, including any such payments or benefits that will be due to Executive upon the due execution and delivery, and no revocation, of this Release in accordance with Section 14 of the Agreement; (iii) any claim or right to indemnification, advancement, defense or reimbursement that Executive may have pursuant to any applicable indemnification agreements, any applicable D&O policies or any similar insurance policies, the Company’s bylaws, as amended, or under applicable law, or (iv) any claim Executive may have as a stockholder of the Company.

Executive acknowledges that he has a right by written notice to the Company in accordance with the notice provisions set forth in Section 15(a) of the Agreement to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 14 thereof.

Dated:

______________________
Executive